APPENDIX G

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS ADOPTED PURSUANT

TO RULES PROMULGATED UNDER SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) of Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II, and Blackstone Alternative Alpha Master Fund (each, the “Fund”), applies to the Fund’s principal executive officer and principal financial officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that each Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the Covered Officer’s service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not personally engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’, and, as applicable, the Adviser’s and the principal underwriter’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may also arise from, or as a result of, the contractual relationship between the Funds and their investment adviser, an affiliated service provider, or a third party service provider for which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers shall, in the normal course of their duties (whether formally for the Funds or for the Adviser or a service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the Adviser, service provider, and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Funds and their Adviser or service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, other applicable laws, and the Funds’ organizational documents, such activities shall be deemed to have been handled ethically and not to have involved any violation of this Code. In addition, it is recognized by the Board that the Covered Officers may also be trustees, officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest or to a violation of this Code.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must not:

•

use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Funds whereby the Covered Officer, or a member of his or her family, would knowingly benefit personally to the detriment of the Funds and their investors;

•

use his or her position with the Funds for private economic gain to himself or herself, his or her family or any other person, or in a manner detrimental to the interests of the Funds and its investors;

•	exercise inappropriate influence in connection with his or her official duties that causes the Funds to violate applicable laws, rules and regulations;

•

cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer, or a member of his or her family, rather than the benefit of the Funds; or retaliate against any other Covered Officer or any employee of the Funds, their Adviser, service providers, or other entities doing business with the Funds for reports of potential violations of this Code or applicable laws that are made in good faith.

There are some relationships that should always be disclosed to the Chief Compliance Officer of the Funds. These relationships are listed below:

•

any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Funds, other than the Adviser, the principal underwriter, or an affiliate of either of those entities. This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of the outstanding securities of the relevant class; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Adviser, the principal underwriter, or its affiliates. This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of the particular class of security outstanding or (ii) the receipt by the Adviser, the principal underwriter, or its affiliate of research or other benefits in exchange for “soft dollars.”

III.	Disclosure and Compliance

•	Each Covered Officer of the Funds should become familiar with the disclosure requirements generally applicable to the Funds;

•

each Covered Officer of the Funds should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ Trustees and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer of the Funds should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Funds and its Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents each Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•

it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations by (i) adhering personally to such standards and restrictions and (ii) encouraging and counseling other persons involved with the Funds to adhere to such standards and restrictions.

IV.	Reporting and Accountability

Each Covered Officer of the Funds must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read and understands the Code;

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of the Code;

•	provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire as well as with respect to any supplemental request for information;

•	not retaliate against any other Covered Officer or any employee of the Funds or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer of the Funds promptly if the Covered Officer knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Funds is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Funds is authorized to consult, as appropriate, with counsel to the Funds and counsel to the Trustees of the Funds who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Funds (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers1 will be considered by Independent Trustees.

The Funds will follow these procedures in investigating and enforcing this Code:

•

the Chief Compliance Officer will take all appropriate action to investigate any potential material violations, reported to him or her, which may include the use of internal or external counsel, accountants or other personnel;

•	if, after such investigation, the Chief Compliance Officer believes that no material violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a material violation shall be reported to the Independent Trustees;

•

if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or Board; and/or disciplinary action (which may include a recommendation to dismiss the Covered Officer as an officer or employee of the Funds); and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, principal underwriter (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Funds, the Adviser and principal underwriter are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code or

[1]

For this purpose, the term “waiver” includes the approval by the Fund of a material departure from a provision of the Code or the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Fund management.

upon advice of counsel, such matters shall not be disclosed to anyone other than the Adviser or Board, the Covered Officers, the Chief Compliance Officer, outside audit firms, legal counsel to the Funds, and legal counsel to the Independent Trustees.

VIII. Internal	Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Acknowledgement of Receipt of the Funds Sarbanes-Oxley Act Code of Ethics

TO:	The Board of Trustees of the Blackstone Registered Funds[2]

FROM:	[ ], Covered Officer of the Blackstone Registered Funds

DATE:	[ ]

SUBJECT:	Annual Sarbanes-Oxley Act Code of Ethics Certification of Compliance from [ ] (the “Reporting Period”)

With respect to the Reporting Period, I hereby certify as follows:

1.

Blackstone Registered Funds have adopted a Code of Ethics pursuant to, and in compliance with, Section 406 of the Sarbanes-Oxley Act of 2002 for Principal Executive and Senior Financial Officers (the “Code”);

2.	I acknowledge receiving, reading and understanding the Code;

3.	During the Reporting Period, I have complied with the requirements of the Code; and

4.	I will cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

By:
[ ] Senior Managing Director, The Blackstone Group Inc. Chief [ ] Officer, Blackstone Registered Funds

[2]

“Blackstone Registered Funds” consists of Blackstone Alternative Alpha Fund (“BAAF”), Blackstone Alternative Alpha Fund II (“BAAF II”), Blackstone Alternative Alpha Master Fund (“BAAF Master” and together with BAAF and BAAF II, the “Alpha Funds”) and Blackstone Alternative Investment Funds (“BAIF”) with respect to its series Blackstone Alternative Multi-Strategy Fund.